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                                  Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-    ) and related Prospectus of Online
Resources Corporation for the registration of $20,000,000 8% Convertible Subordinated Notes Due 2005 and 4,210,526 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2000 with respect to the financial statements of Online Resource Corporation included its Annual Report on Form 10-K and amendment thereto on Form 10-K/A for the year ended December 31, 1999, filed with the Securities and Exchange Commission.




McLean, Virginia                                   /s/ Ernst & Young LLP
December 26, 2000